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Exhibit No. 10(C)

                       2005 PROGRESSIVE CAPITAL MANAGEMENT
                                   BONUS PLAN

1. The Progressive Corporation and its subsidiaries (collectively "Progressive" or "Company") have adopted the 2005 Progressive Capital Management Bonus Plan ("Plan") as part of their compensation program for the Company's investment professionals. The Plan is performance-based and is administered under the direction of the Compensation Committee of the Board of Directors of The Progressive Corporation ("Committee").

2. Progressive employees who are assigned primarily to the Company's capital management function are eligible to be selected for participation in the Plan. Eligible employees may be selected by the Chief Executive Officer ("CEO") and Chief Human Resource Officer ("CHRO"), acting jointly (collectively, the "Designated Executives") to participate in the Plan for one or more Plan years. Participants may also participate in other gainsharing, bonus or incentive compensation plans maintained by Progressive, if so determined by the Designated Executives. Plan years shall coincide with Progressive's fiscal years. For 2005, and each Plan year thereafter until otherwise determined by the Designated Executives, the following individuals will be entitled to participate in the Plan:
      William Cody, David Benson, Anthony Grandolfo, Dominic Visco, Eleanora Crosby, Nhu Bragg, Joseph Zhu-Carnevale and Sandy Richards. Other eligible employees of the Company may be selected for participation in the Plan for or at any time during a Plan year by the Designated Executives. In such cases, the Designated Executives will determine whether the newly selected participant will be eligible to receive a Portfolio Performance Bonus, to participate in the Discretionary Bonus Pool or both and the Target Percentage and other terms of participation which will be applicable to such participant.

3. The Plan offers participants the opportunity to earn bonus compensation through two (2) separate components: the Portfolio Performance Component and the Discretionary Bonus Pool Component, as described in Sections 4 and 5 below ("Bonus Components"). The term "Annual Bonus," as used herein, shall mean the aggregate of all bonuses earned by or awarded to a participant under the two (2) Bonus Components.

4.    The Portfolio Performance Component

      A. The amount of the Portfolio Performance Bonus earned by any participant under the Plan for any Plan year will be determined by application of the following formula:

            Portfolio Performance Bonus = Paid Earnings x Target Percentage x Portfolio Performance Factor

      B. For purposes of the Plan, "Paid Earnings" shall include (a) regular, used Earned Time Benefit, sick, holiday, funeral and overtime pay received by the participant during the Plan year for work or services performed by the participant during the Plan year as an officer or employee of Progressive, and (b) retroactive payments of any of the foregoing relating to the same Plan year.

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            For purposes of the Plan, Paid Earnings shall not include any (a)
            short-term or long-term disability payments, (b) lump sum merit awards, (c) payments from the merit cash pool, (d) discretionary or other bonus or incentive compensation awards, (e) the earnings replacement component of any worker's compensation award or (f) any unused Earned Time Benefit. If an additional participant is added during the course of a given Plan year, his or her Portfolio Performance Bonus will be based on the portion of his or her salary earned during the part of the Plan year during which he or she participated in the Plan.

            Notwithstanding the foregoing, if the sum of the regular, used Earned Time Benefit, sick, holiday and funeral pay received by a participant for a Plan year exceeds his/her salary range maximum for the Plan year (determined on an individual pay period basis as of the end of the 24th pay period), then his/her Paid Earnings for that Plan year shall equal his/her salary range maximum, plus any of the following items received by such participant for that Plan year: (a) overtime pay, and (b) retroactive payments of regular, used Earned Time Benefit, sick, holiday, overtime and funeral pay relating to that Plan year.

      C. The Target Percentages for participants in the Plan shall be determined by the Committee, but will not exceed 125% for any participant. Target Percentages may vary among Plan participants and may be changed from year to year by or under the direction of the Committee. For 2005, and each Plan year thereafter until otherwise determined by the Committee, the Target Percentages for the Plan participants shall be as follows:

       Name               Target Percentages
--------------------      --------------------
William Cody                     100%
David Benson                     100%
Anthony Grandolfo                100%
Dominic Visco                   30.0%
Eleanora Crosby                18.75%
Nhu Bragg                      11.25%
Joseph Zhu-Carnevale           11.25%
Sandy Richards                   6.0%


      D.    Portfolio Performance Factor

            The Portfolio Performance Factor is determined by comparing the actual performance of designated segments of Progressive's investment portfolio ("Portfolio Segments") against the risk-adjusted returns of specified external benchmarks ("Investment Benchmarks").

            The applicable Portfolio Segments, the weighting of the applicable Portfolio Segments for any participant, the related Investment Benchmarks and the funds, investments or indexes which comprise the Investment Benchmarks will be designated, and may be changed from year to year, by or under the direction of the Committee.

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            The Portfolio Performance Factor is based on the Plan year performance of each designated Portfolio Segment of Progressive's investment portfolio. Investment results are marked to market in order to calculate total return, which is then compared against the risk-adjusted return(s) of the designated Investment Benchmark (or the investments that make up such Benchmark) to produce a Performance Score for the applicable Portfolio Segment.

            For 2005, and for each Plan year thereafter until otherwise determined by the Committee, for purposes of the Plan, performance shall be measured on the basis of a single Portfolio Segment: the fixed income portfolio ("Fixed Income Portfolio").

            Fixed Income Portfolio. At the conclusion of a Plan year, the returns achieved by the various investments that comprise the selected Investment Benchmark for the Fixed Income Portfolio will be risk-adjusted through application of the Modigliani & Modigliani formula for measuring risk-adjusted performance ("Modigliani Formula") in accordance with the provisions of Exhibit I hereto, and ranked according to their respective risk-adjusted returns for the Plan year. In applying the Modigliani Formula to the Investment Benchmark for the Fixed Income Portfolio, risk-adjusted returns are calculated using the standard deviation of three years of quarterly returns (i.e. 12 data points).

            The investment performance achieved by the Fixed Income Portfolio for the Plan year will then be compared against the risk-adjusted returns of the various investments which comprise the applicable Investment Benchmark to determine where the Fixed Income Portfolio's performance falls when compared to the risk-adjusted returns of the investments which comprise the Investment Benchmark ("Performance Ranking"). The Portfolio Performance of the Fixed Income Portfolio is determined by its Performance Ranking for the Plan year.

            The method to be used to calculate Interpolated Values, Linear Performance Targets and the Portfolio Performance Factor for purposes of this Plan is attached hereto as Exhibit II.

            Performance of the Fixed Income Portfolio shall be measured against the risk-adjusted return(s) of any one, or a combination of any two or more, of the following Investment Benchmarks, or such other benchmark or benchmarks, as shall be designated by the Committee for the designated Plan year:

                  Rogers Casey Intermediate Fixed Income Funds

                  Rogers Casey Limited Duration Fixed Income Funds

                  Lehman Intermediate Corp./Gov. Index

            The applicable Investment Benchmark(s), or combination thereof, will be selected, and may be changed on an annual or quarterly basis, by or with the approval of the Committee. For 2005, and for all subsequent Plan years until

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            otherwise determined by the Committee, the performance of the Fixed
            Income Portfolio will be measured against the Rogers Casey Intermediate Fixed Income Funds benchmark. In the event that different Investment Benchmarks are applicable to different quarterly periods within a given Plan year, the quarterly performance results will be combined and the arithmetic mean of such results will equal the Performance Score for the Plan year.

            The Portfolio Performance Factor for any participant can vary from 0 to 2.0, based on actual performance versus the pre-established Investment Benchmarks.

5.    Discretionary Bonus Pool Component

      A. For each Plan year, a pool of bonus money will be objectively determined and made available to the CIO to distribute among designated participants in his or her sole discretion, subject to approval by either the CEO, CHRO or the Chief Financial Officer. The Designated Executives shall designate the individuals, if any, who are eligible to participate in the Discretionary Bonus Pool for a given Plan year. For 2005, and each Plan year thereafter until otherwise determined by the Designated Executives, the eligible participants for the Discretionary Bonus Pool will be David Benson, Anthony Grandolfo and Dominic Visco, as well as any other participants who may be so designated by the Designated Executives during the course of a Plan Year. The CIO is not obligated to disburse all of the funds in the bonus pool, and may not disburse more than the value of the pool. Undisbursed funds will not be carried over to future years.

      B. The Discretionary Bonus Pool is based on the Fixed Income Portfolio performance and is calculated by adding the product of each participant's Paid Earnings multiplied by the target percentage designated by the Designated Executives for the purpose of determining the amount of the Discretionary Bonus Pool (not to exceed 20%), multiplied by the performance score of the Fixed Income Portfolio, which can range from 0 to 2. The Discretionary Bonus Pool will be calculated using the amount of salary actually paid to eligible participants during the course of the Plan year.

6. After the end of each Plan year, and after the investment results have been determined and Benchmark data for such Plan year have become available, the bonuses earned by each participant pursuant to the provisions of Sections 4 and 5 of this Plan will be calculated and then aggregated to determine the Annual Bonus earned by each participant in the Plan. Subject to the following paragraph and Paragraph 7 below, the Annual Bonuses for a Plan year will be paid to Plan participants as soon as practicable thereafter, but no later than March 15th of the following year.

      Any Plan participant who is eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan ("Deferral Plan") may elect to defer all or any portion of his or her annual Portfolio Performance Bonus otherwise payable under this Plan, subject to and in accordance with the terms of the Deferral Plan. Bonuses based on the Discretionary Bonus Pool Component are not eligible for deferral under the Deferred Plan.

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7.    Unless otherwise determined by the Committee, and except as otherwise provided herein, in order to be entitled to receive an Annual Bonus for any Plan year, the participant must be an active employee of Progressive on the last day of such Plan year ("Qualification Date"). Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, personal leave approved by the Company, military leave or short or long-term disability on the Qualification Date relating to any Plan year will be entitled to receive an Annual Bonus for the Plan year based on the Paid Earnings received by the participant during the Plan year. Annual Bonus payments made to participants will be net of any legally required deductions for federal, state and local taxes and other items.

8. If, for any Plan year, an employee has been selected to participate in both this Plan and another incentive plan offered by the Company, then with respect to such employee, the Portfolio Performance Bonus formula set forth in Paragraph 4 hereof will be appropriately adjusted by applying a weighting factor to reflect the proportion of the employee's total annual incentive opportunity that is being provided by this Plan. The Designated Executives shall have full authority to determine the incentive plan or plans in which any employee shall participate during any plan year and, if an employee is selected to participate in more than one plan, the weighting factor that will apply to each such plan.

9. The right to any Annual Bonuses hereunder may not be sold, transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant's interest hereunder from being subject to involuntary attachment, levy or other legal process.

10. The Plan will be administered by or under the direction of the Committee. The Committee will have the authority to adopt, alter, amend, modify and repeal such rules, guidelines, procedures and practices governing the Plan as it, from time to time, in its sole discretion deems advisable.

      The Committee will have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations thereunder. All such interpretations and determinations will be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination may be relied on as a precedent for any similar action or decision.

      Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, select the persons entitled to participate herein or with respect to the various Bonus Components provided for herein, interpret the provisions hereof, waive any of the requirements specified herein and make determinations hereunder and to establish, approve, change or modify Bonus Components, Component weightings, Investment Benchmarks, Performance Targets and Target Percentages) may be exercised by the Designated Officers, acting jointly. If either of said officers is unavailable or unable to participate, or if either of such positions are vacant, the Chief Financial Officer may act instead of such officer.

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11.   The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.

12. The Plan will be unfunded and all payments due under the Plan will be made from Progressive's general assets.

13. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive's right to discipline or discharge any of its officers or employees or change any of their job titles, duties or compensation.

14. Progressive shall have the unrestricted right to set off against or recover out of any bonuses or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

15. This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable or due to any participant from Progressive with respect to the performance of Progressive's investment portfolio. Without limiting the generality of the foregoing, this Plan supersedes and replaces the 2004 Progressive Capital Management Bonus Plan (the "Prior Plan"), which is and shall be deemed to be terminated as of January 1, 2005 (the "Termination Date"); provided, that any bonuses or other sums earned and payable under the Prior Plan with respect to any Plan year ended on or prior to the Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.

16. This Plan is adopted and, is to be effective, as of January 2, 2005, which is the commencement of Progressive's 2005 fiscal year. This Plan shall be effective for the 2005 Plan year (which coincides with Progressive's 2005 fiscal year) and for each Plan year thereafter unless and until terminated by the Committee.

17. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.

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                                    EXHIBIT I

 METHOD USED TO CALCULATE THE BONUS COMPENSATION FOR PCM FIXED INCOME PORTFOLIO

The Portfolio Performance Factor used to determine the bonus component of PCM compensation depends on the ranking of the PCM Fixed Income Portfolio Segment's total return for the Plan year compared to the respective risk-adjusted total returns of its peers from the Rogers-Casey survey of Intermediate Fixed Income Fund managers ("R-C Survey"). Because the R-C Survey is only conducted quarterly, we must use quarterly data for a return's standard deviation. The annual returns are calculated from the 4 quarterly returns of the year, but the standard deviation calculation is derived from the most recent 12 quarters (3 years) and converted to annual terms. A fund must have return data for all 12 quarters to be included in the comparison sample.

To calculate the ranking of PCM returns relative to the returns of the fund managers in the R-C Survey, we adjust the individual R-C fund managers' returns to match the risk of the PCM Fixed Income Portfolio Segment by applying the Modigliani & Modigliani (M2) formula. Thus, the raw PCM return and the risk-adjusted PCM return will be identical, while the individual R-C fund manager returns will be adjusted according to how much risk each has undertaken relative to PCM. The formula and definitions are set forth below:

RA Return (fund) = [STDpgr/STDfund] * [Raw Return (fund) - Rf] + Rf

      STDpgr = Sample Standard Deviation of PCM Quarterly Returns (Annualized) for 3 Years (i.e., 12 data points)

      STDfund = Sample Standard Deviation of R-C Fund Manager's Quarterly Returns (Annualized) for 3 Years (i.e., 12 data points)

      Raw Return (fund) = Total Return of Individual R-C Fund Manager for 4 Quarters (Annual return)

      Rf = "Risk-free rate" 90-day LIBOR Rate at Beginning of Each Quarter for 4 Quarters (Annual return)

Example 1:                                              Example 2:
Fund had more risk than PCM                             Fund had less risk than PCM

STDpgr = 15%                                            STDpgr = 15%
STDfund = 20%                                           STDfund = 10%
Raw Return (fund) = 8%                                  Raw Return (fund) = 8%
Rf = 4%                                                 Rf = 4%

RA Return (fund) = [15% / 20%]*[8% - 4%] + 4%           RA Return (fund) = [15% / 10%]*[8%-4%] + 4%
RA Return (fund) = 7%                                   RA Return (fund) = 10%
Because the fund was riskier,its RA return is lower     Because the fund was less risky, its RA return is higher

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                                   EXHIBIT II

  METHOD USED TO CALCULATE INTERPOLATED VALUES, LINEAR PERFORMANCE TARGETS AND
                          PORTFOLIO PERFORMANCE FACTOR

Once all the M2 returns are calculated, the data is sorted in descending order from highest to lowest risk-adjusted return. From here, the process to compute the Portfolio Performance Factor is employed.

INTERPOLATED VALUES FOR SETTING TOP AND BOTTOM 5% LEVELS

The top 5% and bottom 5% risk-adjusted total return rankings are computed based on the total number of participants, excluding the PCM return. For example, if there were 90 participants, the return required to earn a 2.0 portfolio performance factor would be determined by interpolating between the fourth and fifth firm's returns, since 5% of 90 = 4.50. The same procedure would be used to determine the 0.0 portfolio performance factor.

The total returns, computed by Investment Accounting, for the interpolated positions are calculated as follows (ex. 90 survey participants):

Interpolated= Member 4 return - ((Member 4 Return- Member 5 Return)*0.50) Member 4 = 5.30%
Member 5 = 5.10%

Member 4.5 (Interpolated Value) = 5.30% - ((5.30%-5.10%)*0.50) = 5.20%

Once the two groups are computed, top and bottom 5%, the remainder of the Portfolio Performance targets are calculated as follows:

Portfolio Performance target variance = (2.00) / Number of positions from first participant after the top 5% ranking to the 1st participant in the bottom 5% ranking. In the case of 90 participants, the number of positions to divide the
2.00 performance factors by would be 83.

The calculation for the Portfolio Performance target variance from 2.00 - 0.00 would be:

2.00 / 83 = .024096 per position for the 90 participant level.

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In the case of a tie in risk-adjusted total returns between participants, each participant will have the same Portfolio Performance Factor. The next lowest position would then be stepped down by a factor based on the number of participants who tie. In the case of a tie between two firms, the step down will be twice the Portfolio Performance target variance to maintain the proper stepping to the 0.00 Portfolio Performance Factor level.

Example: If member return number 5 and 6 each had the same score in the 90 participant example, then 5 and 6 would have a Portfolio Performance Factor of 1.97504, which is 2.00 - .024096. The number 7 position in this example would have a Portfolio Performance Factor of 1.926848, which is the required step down from 5 to 7.

In addition, if the returns are tied between the interpolated value set for the
2.00 Portfolio Performance Factor and any position below the 2.00 level, those lower positions will also be set to a 2.00 Portfolio Performance Factor. The step down factor in the Portfolio Performance targets will work similarly as noted in the example above. For the last 5% group, all firms with risk adjusted total returns equaling the last interpolated total return value would have the same Portfolio Performance Factor as the interpolated value, all others in the last 5% group would have a 0.00 Portfolio Performance Factor.

Once all the Portfolio Performance targets have been created, from 2.00 to 0.00, PCM's return is compared to the rankings to determine its Portfolio Performance Factor. If the PCM return is not in the top or bottom 5% and does not match the return of any participant, the Portfolio Performance Factor is an interpolated value between the firms with the next highest and next lowest returns.

The interpolation computation for the Portfolio Performance Factor based on PCM's return is as follows:

Portfolio Performance Factor of return below PCM return + (PCM's Return - Return below PCM) / (Return above PCM - Return below PCM) * (Portfolio Performance Factor of return above PCM - Portfolio Performance Factor of return below PCM)

For the 90 participants example, the calculation of PCM's Portfolio Performance Factor is: 1.8554 + ((5.47-5.32) / (5.63-5.32) * (1.8795-1.8554) = 1.867061

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